APPENDIX B

CUSTODY AGREEMENT

The following portfolios ("Funds") are hereby made parties to the Custody Agreement dated July 30, 2008, with UMB Bank, n.a. ("Custodian") and World Funds Trust, and agree to be bound by all the terms and conditions contained in said Agreement:

SHERWOOD FOREST ALTETNATIVE FUND
UNION STREET PARTNERS VALUE FUND
PERKINS DISCOVERY FUND

WORLD FUNDS TRUST
Attest:	By:
Name: John Pasco, III
Title: Chairman
Date:

UMB BANK, N.A.
Attest:	By:
Name: Ralph R. Santoro
Title: Senior Vice President
Date:

APPENDIX C

CUSTODY AGREEMENT

Eligible Funds and Borrowing Limitations – World Funds Trust

Fund Name	Acceptable Reason	Limitation
Sherwood Forest Alternative Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act
Union Street Partners Value Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act
Perkins Discovery Fund	Temporary emergency only	Limited to extent allowed under the 1940 Act

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